Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) executed on December 17 , 2007 but effective as of the Effective Date, is entered into by and between CONSOLIDATED GRAPHICS, INC., a Texas corporation having its principal place of business in Houston, Harris County, Texas (“CGX”), and JON C. BIRO (the “Executive”); other capitalized terms used in this Agreement are defined and shall have the meanings set forth in Section 17 or elsewhere herein.
W I T N E S S E T H:
WHEREAS, Executive is to be employed as Executive Vice President and Chief Financial and Accounting Officer of CGX, and will be appointed to such other offices as may be deemed appropriate by the Board of Directors of CGX, including Treasurer and Secretary of CGX, and as an officer of its subsidiaries;
WHEREAS, in connection with his employment, Executive will be provided by CGX with specialized training and given access to confidential information with respect to CGX, its Affiliates and their Customers;
WHEREAS, it is the desire of the Board of Directors of CGX (the “Board”) to engage Executive as an executive officer of CGX and its subsidiaries pursuant to the terms of this Agreement; and
WHEREAS, Executive is desirous of committing himself to serve CGX on the terms herein provided.
NOW, THEREFORE, in consideration of the premises, representations and mutual covenants hereinafter set forth, the parties hereby covenant and agree as follows:
1. Employment. Subject to and conditioned upon the express terms set forth in Section 25, CGX hereby employs Executive, and Executive hereby accepts employment with CGX, on the terms and conditions set forth in this Agreement.
2. Employment Period. The term of Executive’s employment (the “Employment Period”) pursuant to the terms of this Agreement shall commence upon the Effective Date and shall continue until August 31, 2013, unless earlier terminated in accordance with Section 15(a) below.
3. Duties. Executive shall (i) serve under the direction of the Board and the Chief Executive Officer of CGX (the “CEO”) as the Executive Vice President and Chief Financial and Accounting Officer of CGX, and will be appointed to such other offices as may be deemed appropriate by the Board of Directors of CGX, including Treasurer and Secretary of CGX, and as an officer of its subsidiaries, (ii) have all the rights, powers and duties associated with his positions, and (iii) faithfully, to the best of Executive’s ability, perform the duties and other reasonably related services assigned to Executive by the Board and/or CEO from time to time (the “Duties”). Executive shall be subject to, and shall comply with, CGX insider trading policies (a copy of which has been delivered to Executive) and the other policies of CGX in effect from time to time (collectively, the “CGX Policies”); provided, however, that to the extent such CGX Policies may contradict the express provisions of this Agreement, the provisions of this Agreement shall govern. Executive shall devote his full business time, efforts and attention to the business of CGX during the Employment Period consistent with past practice and, without the prior written consent of the Board, Executive shall not during the Employment Period render any services of a business, commercial or professional nature, to any person or organization other than CGX and the Affiliates or be engaged in any other business activity, other than those activities described in Section 12 below. Executive represents and warrants that Executive is not a party to or bound by any agreement or contract or subject to any restrictions, including without limitation in connection with any previous employment, which might prevent Executive from entering into and performing Executive’s obligations under this Agreement.
4. Compensation. During the Employment Period, Executive shall be compensated for Executive’s services as follows:
(a) Executive shall be paid a base monthly salary of not less than $20,833.33, subject to any and all customary payroll deductions, including deductions for the Federal Insurance Contributions Act and other federal, state and local taxes.
(b) Except to the extent such policies may contradict the express provisions of this Agreement, in which case the provisions of this Agreement shall govern, Executive shall be eligible to receive fringe benefits on the same basis as other management employees of CGX pursuant to CGX Policies in effect from time to time, including holiday time and paid vacation; provided, however, that earned but unused vacation or other compensated absences shall not be carried forward for use or payment in subsequent periods.
(c) Executive shall be eligible to participate, to the extent that Executive meets all eligibility requirements of general application, in each of the employee benefit plans maintained by CGX or in which employees of CGX generally are eligible to participate, including as of the date hereof, group hospitalization, medical, dental, and short and long term disability and life plans.
5. Bonus. In addition to the other compensation set forth herein, Executive may receive an annual cash bonus payment in an amount to be determined in the sole discretion of the CEO and approved by the Board or the Compensation Committee of the Board. Any such bonus shall be paid in accordance with CGX’s customary practice, subject to all customary payroll deductions, including deductions for the Federal Insurance Contributions Act and other federal, state and local taxes.
6. Stock Options. In addition to the other compensation set forth herein, Executive shall be provided with an option to purchase 50,000 shares of CGX common stock to be granted effective as of the Effective Date at an exercise price equal to the closing price per share of CGX common stock as reported on the New York Stock Exchange on the day immediately preceding the Effective Date. The stock option granted pursuant to the terms of this Agreement shall be granted pursuant to and subject to the terms of the form CGX Stock Option Agreement attached hereto as Exhibit “A”.

7. Executive Expenses. During the Employment Period, Executive shall be entitled to be reimbursed for reasonable normal business expenses directly incurred in the performance of the Duties hereunder and in accordance with CGX Policies in effect from time to time; provided, however, that documentation supporting such expenses must be submitted to and approved by the CEO or the Board before such reimbursement is paid to Executive.
8. No Competing Business. In consideration for the benefits received by Executive pursuant to this Agreement, during the Noncompetition Period, Executive shall not, except as permitted by Section 12 of this Agreement, directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate (whether as a proprietor, partner, employee, stockholder, member, director, officer, executive, joint venturer, investor, consultant, agent, sales representative, broker or other participant) in any Competitive Business operating in or soliciting business from CGX’s Market, without regard to (i) whether the Competitive Business has its office or other business facilities within CGX’s Market, (ii) whether any of the activities of Executive referred to above occur or are performed within CGX’s Market or (iii) whether Executive resides, or reports to an office, within CGX’s Market.
9. No Interference with the Business. In consideration for the benefits received by Executive pursuant to this Agreement, during the Noncompetition Period, Executive shall not:
(a) directly or indirectly solicit, induce or intentionally influence any third party sales representative, agent, supplier, lender, lessor or any other person which has a business relationship with CGX and/or any Affiliate or which had on the date of this Agreement a business relationship with CGX and/or any Affiliate to discontinue, reduce the extent of, discourage the development of or otherwise harm such relationship with CGX and/or any Affiliate;
(b) directly or indirectly (i) attempt to communicate with or solicit business from any Customer or its representatives for any reason, except on behalf of CGX and/or any Affiliate, (ii) attempt to induce any known Customer or its representatives to terminate any contract or otherwise divert from CGX and/or any Affiliate any trade or business being conducted by any such Customer with CGX and/or any Affiliate or (iii) attempt to solicit, induce or intentionally influence any prospective or past Customer of CGX and/or any Affiliate to discontinue, reduce the extent of, or not conduct business with CGX and/or any Affiliate;
(c) directly or indirectly recruit, solicit, induce or influence any executive, employee or sales agent of CGX and/or any Affiliate to discontinue such sales, employment or agency relationship with CGX and/or any such Affiliate;
(d) employ, seek to employ or cause any other person or entity to employ or seek to employ as a sales representative or Executive any person who is then (or was at any time since the Effective Date) employed by CGX and/or any of the Affiliates; or
(e) directly or indirectly denigrate or in any manner undertake to discredit CGX, any Affiliate or any successor thereof or any person, operation or entity associated with CGX or any Affiliate.

10. Consideration for Restrictions. Executive acknowledges that the restrictions imposed under Sections 3, 8, 9, and 11 are supported by the consideration to be received by Executive pursuant to the terms of this Agreement.
11. No Disclosure of Confidential Information. During Executive’s employment with CGX, CGX shall provide Executive with certain Confidential Information. Executive shall not, during the Employment Period or thereafter, directly or indirectly knowingly disclose to anyone or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than CGX and/or any of the Affiliates any Confidential Information. Upon termination of Executive’s employment hereunder or at any other time that the CEO so requests, Executive shall promptly deliver to CGX all materials containing any Confidential Information, and all copies of such materials and other materials of CGX or any Affiliate which are in Executive’s possession or under Executive’s control, and Executive shall not make or retain any copies or extracts of such materials. If a disclosure is required by law or legal process, Executive shall provide CGX with prompt notice thereof so that CGX may seek an appropriate protective order at its cost or otherwise waive compliance with the terms of this covenant, and in the event CGX cannot obtain such protective order or it waives compliance with the terms of this covenant, Executive may disclose that portion of the Confidential Information that CGX’s legal counsel has advised may be disclosed.
12. Permitted Activities. The restrictions set forth in Sections 3, 8 and 9 of this Agreement shall not apply to Permitted Activities (as defined below).
13. Consideration for Restrictions; Reduction of Restrictions by Court Action. Executive acknowledges that the restrictions and obligations imposed under Sections 3, 8, 9, and 11 of this Agreement are supported by (i) CGX’s agreement to provide Executive with access to and the right to use its Confidential Information, and the right to develop relationships with its Executives based upon such Confidential Information, (ii) the consideration and benefits to be received by Executive pursuant to this Agreement, including issuance of the stock option set forth in Section 6 above, (iii) the training methodology and proprietary information to be shared by CGX with Executive pursuant hereto and (vi) Executive’s continued employment (pursuant to the terms of this Agreement) and his acknowledgment that compliance with the restrictions and obligations set forth herein was material in employing the Executive and that such restrictions and obligations are necessary to protect the business and goodwill of CGX and its Affiliates. If, however, the length of time, type of activity, geographic area or other restrictions set forth in the restrictions of Sections 3, 8, 9, or 11 are deemed unreasonable in any court proceeding, the parties hereto agree that the court may reduce such restrictions to ones it deems reasonable to protect the substantial investment of CGX and the Affiliates in their businesses and the goodwill attached thereto.
14. Remedies. Executive understands that CGX and the Affiliates will not have an adequate remedy at law for the breach or threatened breach by Executive of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such breach or threatened breach, CGX or any Affiliate may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Executive from the breach or threatened breach of such covenants. In the event either party commences legal action to enforce its or his rights under this Agreement, the prevailing party in such action shall be entitled to recover all of the costs and expenses in connection therewith, including reasonable attorney’s fees. All covenants and restrictions of Executive contained in this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against CGX or vice versa, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by CGX of such covenants and restrictions.
15. Termination.
(a) The “Termination Date” shall mean the date in which the first of the following occur:
(i) August 31, 2013;
(ii) Executive’s death;
(iii) the Disability (as defined below) of Executive;
(iv) termination by CGX of Executive for Cause (as defined below);
(v) termination by CGX of Executive without Cause;
(vi) the resignation of Executive for any reason (other than Good Reason (as defined below)), which shall take effect immediately upon CGX’s receipt of such resignation;
(vii) the resignation of Executive for Good Reason, which shall take effect immediately upon CGX’s receipt of such resignation; or
(viii) a Change in Control (as defined in the Change in Control Agreement).
(each of subparagraph (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) are referred to herein as a “Termination”).
(b) If a Termination occurs pursuant to subparagraphs (v), or (vii), then during the Severance Period (as defined below), (i) Executive shall receive Executive’s monthly salary in effect immediately prior to the Termination in accordance with Section 4(a) and (ii) Executive shall continue to receive and/or be able to elect to receive benefits under CGX welfare plans or substantially equivalent welfare plans at CGX’s expense, including but not limited to, medical/hospital, dental, life, and disability, in accordance with the terms of such plans in effect at the time; provided, however, that Executive shall be responsible for the costs of such benefits to the same extent he was responsible (or would have been responsible had he then been a participant) for such costs prior to the Termination Date.

(c) If a Termination occurs pursuant to subparagraphs (i), (ii), (iii), (iv), (vi) or (viii), then Executive or Executive’s estate shall receive (i) Executive’s monthly salary in effect immediately prior to the Termination in accordance with Section 4(a) through the date of such Termination and (ii) any other amounts earned, accrued or owing as of such Termination Date, but not yet paid by CGX to Executive.
(d) Termination of employment hereunder shall not relieve Executive of his obligations under Sections 8 and 9 hereof, notwithstanding the termination of Executive’s compensation or the termination of the other terms and conditions of this Agreement. In addition, termination of employment hereunder shall not relieve Executive of his obligations under Section 11 hereof which are intended to continue indefinitely, notwithstanding the termination of Executive’s compensation or the termination of the other terms and conditions of this Agreement. Executive’s violation of any of his obligations under Sections 8, 9 or 11 hereof shall relieve CGX of its obligation to pay any of the benefits as contemplated in this Section 15.
(e) In addition to all other compensation due to Executive hereunder, the following shall occur immediately prior to the occurrence of a Termination pursuant to subparagraphs (ii), (iii) or (vii) of Section 15:
(i) all CGX stock options held by Executive prior to such a Termination shall become exercisable, regardless of whether or not the vesting/performance conditions set forth in the relevant agreements shall have been satisfied in full;
(ii) all restrictions on any restricted securities granted by CGX to Executive prior to such a Termination shall be removed and the securities shall become fully vested and freely transferable, regardless of whether the vesting/performance conditions set forth in the relevant agreements shall have been satisfied in full;
(iii) Executive (or Executive’s estate) shall have an immediate right to receive all performance shares or bonuses granted prior to such a Termination, and such performance shares and bonuses shall become fully vested and freely transferable or payable without restrictions, regardless of whether or not specific performance goals set forth in the relevant agreements shall have been attained;
(iv) all performance units granted to Executive prior to such a Termination shall become immediately payable in cash or common stock, at Executive’s sole option (or at the sole option of the executor of the Executive’s estate), regardless of whether or not the relevant performance cycle has been completed, and regardless of whether any other terms and conditions of the relevant agreements shall have been satisfied in full; and
(v) provided, that if the terms of any plan or agreement providing for such options, restricted securities, performance shares or bonuses, performance units or equity based grants do not allow such acceleration or payment as described above, CGX shall take or cause to be taken any action required to allow such acceleration or payment or to separately pay the value of such benefits.

16. Gross-Up.
(a) Anything in this Agreement to the contrary notwithstanding, in the event a public accounting firm selected by Executive (the “Accounting Firm”) shall determine that any payment, benefit, or distribution by CGX to Executive (whether paid or payable or distributed or distributable pursuant to the terms of Section 15 of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 16) (each a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then CGX shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
(b) Subject to the provisions of Section 16(c) below, all determinations required to be made under this Section 16, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm which shall provide detailed supporting calculations both to CGX and Executive as soon as possible following a request made by Executive or CGX. All fees and expenses of the Accounting Firm shall be borne solely by CGX. Any Gross-Up Payment, as determined pursuant to this Section 16, shall be paid by CGX to Executive within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon CGX and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by CGX should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If CGX exhausts its remedies pursuant to Section 16(c) below and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by CGX to or for the benefit of Executive.
(c) Executive shall notify CGX in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by CGX of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall set forth in reasonable detail the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the ten (10)-day period following the date on which Executive gives such notice to CGX (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If CGX notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give CGX any information reasonably requested by CGX relating to such claim,
(ii) take such action in connection with contesting such claim as CGX shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by CGX,
(iii) cooperate with CGX in good faith to effectively contest such claim, and
(iv) permit CGX to participate in any proceedings relating to such claim; provided, however, that CGX shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 16(c), CGX shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as CGX shall determine; provided further, that if CGX directs Executive to pay such claim and sue for a refund, CGX shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, CGX’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of an amount advanced by CGX pursuant to this Section 16, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to CGX’s complying with the requirements of this Section 16) promptly pay to CGX the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of any amount advanced by CGX pursuant to Section 16, a determination is made that Executive shall not be entitled to any refund with respect to such claim and CGX does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
17. Definitions. As used in this Agreement, terms defined in the preamble and recitals of or elsewhere in this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:
(a) Affiliate or Affiliates shall mean and refer to any direct or indirect subsidiaries of CGX, or any other entity or entities through which CGX or any subsidiary of CGX may conduct CGX’s Line of Business.
(b) Cause shall mean and include without limitation (i) the inability of Executive to perform his Duties hereunder due to a legal impediment, including without limitation, the entry against Executive of an injunction, restraining order or other type of judicial judgment, decree or order which would prevent or hinder Executive from performing his Duties; (ii) the willful failure by Executive to follow material CGX Policies or the willful disregard of the reasonable and material instructions of the CEO with respect to the performance of Executive’s Duties, other than any failure not occurring in bad faith that is remedied by Executive promptly after receipt of notice thereof from CGX; (iii) excessive absenteeism, flagrant neglect of work, indictment or conviction of a felony or fraud; or (iv) the failure of Executive to devote substantially all of his full working time and attention to performance of his Duties for CGX.
(c) Change in Control Agreement shall mean that certain Change in Control Agreement dated December 17, 2007 between CGX and Executive.
(d) CGX’s Line of Business shall mean general commercial printing services, including digital imaging and printing, offset lithography (sheet fed and web), composition, electronic prepress, flexography, binding, kitting and finishing services, fulfillment of printed materials, direct mail services, and includes any other products or services manufactured, developed or distributed, including electronic products and services, at any time by CGX and/or the Affiliates before or after the Effective Date.
(e) CGX’s Market shall mean the United States and Canada;
(f) Competitive Business shall mean any person or entity engaged in a business that produces any of the products or performs any of the services comprising CGX’s Line of Business.

(g) Confidential Information shall mean trade secrets; customer and supplier lists; marketing arrangements; business plans; projections; financial information; training manuals; pricing manuals; product and service development plans; market strategies; internal performance statistics; all information about any Customer, including their facilities, requirements, purchasing preferences or needs, their past purchasing histories, and all records relating to transactions or communications of any kind between the Executive and any Customer; all information about CGX’s employees, including their compensation, resumes, experience, capabilities, work histories, and performance evaluations; information about CGX’s consultants, vendors or suppliers; information acquired from CGX’s employees or inspection of CGX’s property; information disclosed to CGX by third parties, concerning CGX’s and its Affiliate’s products, services, marketing programs, bids or bidding processes, staffing specifications, service contracts or servicing schedules or procedures, or business practices and other competitively sensitive information belonging to and concerning CGX and/or any of the Affiliates and not generally known by or available to the public, whether or not in written or tangible form, as the same may exist at any time during the Employment Period. For purposes hereof, CGX and Executive agree that Confidential Information includes current, updated and future data, information, reports, evaluations and analyses of CGX, its financial performance and results, Customers and employees, including their compensation, performance or evaluation, and includes information, data, reports and evaluations (i) provided to Executive before and after the date hereof, (ii) those which the Executive created, in whole or in part, (iii) those to which or for which the Executive provides input and information; and (iv) those which the Executive uses for the purpose of making decisions relating to CGX’s business, its Customers or employees.
(h) Customer shall mean any person or entity with which CGX and/or its Affiliates has a contract (oral or written) or to which the CGX and/or its Affiliates has provided goods or services during the term of Executive’s employment with CGX (irrespective of whether it occurred prior to or after the Effective Date), or to which CGX and/or an Affiliate has made a bid or proposal to provide goods or services.
(i) Disability shall mean any illness, disability or incapacity of such a character as to render Executive unable to perform his Duties (which determination shall be made by the CEO) for a total period of ninety (90) days, whether or not such days are consecutive, during any consecutive twelve (12) month period.
(j) Effective Date shall mean the date that Executive officially commences work at CGX’s principal offices in Houston, Texas, which date shall be confirmed in writing by Executive and CGX.
(k) Employment Period shall mean that period of time set forth in Section 2 of this Agreement.
(l) Good Reason shall mean (i) the material breach of this Agreement by CGX other than any failure not occurring in bad faith that is remedied by CGX within thirty (30) days after receipt of notice thereof from Executive, (ii) the implementation by CGX of a condition to Executive’s continued employment with CGX that Executive’s principal place of work be changed to any location outside of the Houston metropolitan area, and (iii) a material diminution in the Executive’s Duties or cash compensation.

(m) Noncompetition Period shall mean a period beginning on the Effective Date and continuing through the Employment Period and for the period of one (1) year after any Termination pursuant to Section 15(a)(i), (iii), (iv), (v), (vi) or (vii).
(n) Permitted Activities shall mean (i) owning not more than 1% of the outstanding shares of a publicly-held Competitive Business which has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automated quotation system of a registered securities association; (ii) owning capital stock of CGX; or (iii) those activities or actions undertaken by Executive, to the extent, but only to the extent, such activities or actions are expressly approved in writing by the CEO.
(o) Severance Period shall mean that period of time equal to one (1) year following Termination.
18. Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission (telecopy), cable or telex to the respective parties (with confirmation of successful transmission) or seven (7) days after dispatch by registered or certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties:

If to CGX:	Consolidated Graphics, Inc.
5858 Westheimer, Suite 200
Houston, Texas 77057
Attention: Joe R. Davis

with a copy (which shall not
constitute notice) to:	R. Clyde Parker, Jr., Esq.
Winstead PC
1100 JP Morgan Chase Tower
600 Travis Street
Houston, Texas 77002

If to Executive:	Jon C. Biro
5858 Westheimer, Suite 200
Houston, Texas 77057
19. Assignment. CGX, but not Executive, may assign or delegate any of its rights or obligations hereunder; provided, further, that an assignment made in accordance with this section shall not constitute a termination of employment for purposes of this Agreement. This Agreement shall be binding upon and inure to the benefit of any assignee thereof and any such assignee shall be deemed substituted for CGX under the terms of this Agreement and all references to “CGX” shall be deemed to mean such assignee. As used in this Agreement, the term “assignee” shall include any Affiliate or person, firm, partnership, corporation or CGX which at any time, whether by merger, purchase or otherwise, acquires all of the capital stock or substantially all of the assets or business of CGX, and any assignee or successor thereof.

20. No Mitigation Obligation. CGX hereby acknowledges that it will be difficult, and may be impossible, for Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenants contained in Sections 8, 9 and 11 hereof will further limit the employment opportunities for Executive. Accordingly, the parties hereto expressly agree that the payment of the severance compensation and benefits by CGX to Executive in accordance with the terms of this Agreement will be liquidated damages, and that Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise, except to the extent Executive receives comparable welfare benefits from another employer during the Severance Period.
21. Amendment and Modification. No amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by Executive and a duly appointed officer of CGX.
22. Governing Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.
23. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.
24. Severability. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
25. Effective Date. This Agreement shall become effective only upon and as of the Effective Date, it being expressly acknowledged and agreed by the parties hereto that this Agreement shall not be binding on the parties until the Executive officially commences work with CGX at its principal offices in Houston, Texas (currently expected to be in January 2008 or before), provided, however, that if Executive does not commence work with CGX by January 31, 2008, this Agreement shall be null and void for all purposes, and neither party shall have any liability to the other party hereunder.
26. Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.
27. Construction of Agreement. Headings of the sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect. Unless the contents of this Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural. Whenever the context here requires, the masculine shall refer to the feminine, the neuter shall refer to the masculine or feminine, the singular shall refer to the plural, and vice versa.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE:
/s/ Jon C. Biro

JON C. BIRO

CGX:

CONSOLIDATED GRAPHICS, INC.

By:	/s/ Joe R. Davis

Joe R. Davis
Chairman and Chief Executive Officer
SIGNATURE PAGE TO EMPLOYMENT AGREEMENT
S-1

EXHIBIT A
FORM OF STOCK OPTION AGREEMENT

CONSOLIDATED GRAPHICS, INC.
STOCK OPTION AGREEMENT
[DATE]
Consolidated Graphics, Inc. (the “Company”) hereby grants, effective as of [DATE] (the “Grant Date”) to [NAME] (the “Optionee”), an employee of the Company or any of its subsidiaries, the Option (the “Option”) to purchase from the Company up to, but not exceeding in the aggregate, [NUMBER] shares of the Company’s Common Stock, par value $.01 per share, (the “Stock”), at a price per share equal to the closing price per share of Stock as reported by the New York Stock Exchange on the last trading day immediately preceding the Grant Date (the “Exercise Price”), such number of shares and such price per share being subject to adjustment as provided in paragraph 14(b) of the Consolidated Graphics, Inc. Long-Term Incentive Plan, as amended from time to time (the “Plan”), and further subject to the following terms and conditions:
1.
This Option is issued in accordance with and subject to all of the terms, conditions and provisions of the Plan and administrative interpretations, if any, which have been duly adopted and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.	(a) This Option shall be exercisable as follows:
(i)
Provided that Optionee has provided continuous service as an employee of the Company or any of its subsidiaries since the Grant Date, this Option shall be exercisable from and after [DATE] for any number of shares up to and including, but not in excess of, 20% of the aggregate number of shares subject to this Option;

(ii)
Provided that Optionee has provided continuous service as an employee of the Company or any of its subsidiaries since the Grant Date, this Option shall be exercisable from and after [DATE] for any number of shares up to and including, but not in excess of, 40% of the aggregate number of shares subject to this Option;

(iii)
Provided that Optionee has provided continuous service as an employee of the Company or any of its subsidiaries since the Grant Date, this Option shall be exercisable from and after [DATE] for any number of shares up to and including, but not in excess of, 60% of the aggregate number of shares subject to this Option;

(iv)
Provided that Optionee has provided continuous service as an employee of the Company or any of its subsidiaries since the Grant Date, this Option shall be exercisable from and after [DATE] for any number of shares up to and including, but not in excess of, 80% of the aggregate number of shares subject to this Option; and

(v)	Provided that Optionee has provided continuous service as an employee of the Company or any of its subsidiaries since the Grant Date; this Option shall be fully exercisable from and after [DATE];
Provided that the number of shares as to which this Option becomes exercisable shall, in each case, be reduced by the number of shares previously purchased pursuant to the terms hereof; and provided further that no additional installments shall become exercisable after the Option terminates pursuant to Section 2(b) or 3 hereof.
(b)
In the event of termination of Optionee’s status as an employee of the Company or any of its subsidiaries during the period following the Grant Date to [DATE] for any reason, this Option shall immediately terminate and be of no force and effect.

3.
Unless earlier terminated pursuant to Section 2(b) hereof, the Option hereby granted shall terminate and be of no force and effect with respect to any shares not previously purchased by the Optionee upon the earlier of (a) the [NUMBER] anniversary of the Grant Date or (b) the expiration of [NUMBER] months after termination of the Optionee’s status with the Company or any of its subsidiaries.

Notwithstanding the foregoing, if death of the Optionee occurs (i) after the Optionee’s completion of 30 days of continued service as an employee of the Company or any of its subsidiaries, following the Grant Date and (ii) before the termination of this Option (whether before or after termination of the Optionee’s status with the Company or any of its subsidiaries), the Option shall not terminate, but shall be exercisable by the Optionee’s heirs, estate or personal representatives, until the earlier of (a) the [NUMBER] anniversary of the Grant Date or (b) one year following the death of the Optionee, whereupon the Option shall terminate and be of no force and effect with respect to any shares not previously purchased hereunder.

4.
Subject to the limitations set forth herein and in the Plan, this Option may be exercised by written notice provided to the Company as set forth in Section 5. Such written notice shall (a) state the number of shares with respect to which the Option is being exercised and (b) be accompanied by a check, cash or money order payable to Consolidated Graphics, Inc. in the full amount of the purchase price for any shares being acquired. In addition, unless the options and shares covered by the Plan have been registered pursuant to the Securities Act of 1933, as amended, the Company may, at its election, require the Optionee to give a representation in writing in form and substance satisfactory to the Company to the effect that he/she is acquiring such shares for his/her own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action.

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5.	Notice of exercise of the Option must be made in the following manner, using such forms as the Company may from time to time provide:
(a)
by registered or certified United States mail, postage prepaid, to Consolidated Graphics, Inc.. Attention: Chief Financial Officer, 5858 Westheimer, Suite 200, Houston, Texas 77057, in which case the date of exercise shall be the date of mailing; or

(b)
by hand delivery, fax or otherwise to Consolidated Graphics, Inc., Attention: Chief Financial Officer, 5858 Westheimer, Suite 200, Houston, Texas 77057, in which case the date of exercise shall be the date when receipt is acknowledged by the Company.

6.
The Optionee’s rights under the Plan and this Stock Option Agreement are personal; no assignment or transfer of the Optionee’s rights under and interest in this Option may be made by the Optionee otherwise than by will or by the laws of descent and distribution; and this Option is exercisable during his/her lifetime only by the Optionee.

7.
No certificates representing shares of Stock purchased hereunder shall be delivered to or in respect of an Optionee unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the issuance of such Stock has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee pursuant to Section 10 of the Plan. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Option.

With the Committee’s approval, the Optionee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Optionee in connection with the exercise of all or any portion of this Option by electing to have the Company withhold shares of stock, or by delivering previously owned shares of Stock, having a fair market value determined in accordance with paragraph 10 of the Plan, equal to the amount required to be withheld or paid. The Optionee must make the foregoing election on or before the date that the amount of tax to be withheld is determined.

8.
The Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), except where prior stock option grants to Optionee make incentive stock option status unavailable and provided that nothing in this Agreement shall be interpreted as a representation, guarantee, or other understanding on the part of the Company that the Option is or will be determined to be an “incentive stock option” within the meaning of that or any other section of the Code. Optionee shall notify the Company (i) of any “disqualifying disposition” (within the meaning of Section 421 of the Code) of the Stock acquired upon exercise of the Option (specifically, a sale of such Stock within two years from the date the Option was granted or within one year from the date the Option was exercised) and (ii) of such other events or circumstances relating to the Option or the Stock as are specified by the Committee. Such notice(s) shall be provided at such time and in such manner as is specified by the Committee.

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9.
Notwithstanding anything in this Stock Option Agreement to the contrary, immediately prior to the occurrence of a Change in Control, this Option to the extent not previously exercised or terminated shall become fully vested and immediately exercisable. For purposes of this Stock Option Agreement, a “Change in Control” will be deemed to have occurred if at any time any of the following events shall occur:

(a)
the Company is merged, consolidated, converted or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, conversion or reorganization less than a majority of the combined voting power of the then outstanding securities of the Company or such corporation or other legal entity immediately after such transaction are held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such transaction and/or such voting power is not held by substantially all of such holders in substantially the same proportions relative to each other;

(b)
the Company sells (directly or indirectly) all or substantially all of its assets (including, without limitation, by means of the sale of the capital stock or assets of one or more direct or indirect subsidiaries of the Company) to any other corporation or other legal entity, of which less than a majority of the combined voting power of the then outstanding voting securities (entitled to vote generally in the election of directors or persons performing similar functions on behalf of such other corporation or legal entity) of such other corporation or legal entity is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale and/or such voting power is not held by substantially all of such holders in substantially the same proportions relative to each other;

(c)
any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes (subsequent to the Grant Date) the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”);

(d)
the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred;

(e)
if during any one (1)-year period, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of (i) the directors of the Company then still in office who were directors of the Company at the beginning of any such period or (ii) directors referenced in clause (i) immediately preceding plus directors of the Company whose nomination and/or election was approved by the directors referenced in clause (i) immediately preceding; or

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(f)	the shareholders of the Company approve a plan contemplating the liquidation or dissolution of the Company.
Notwithstanding the foregoing provisions of Subsection 9(c) or 9(d) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) a corporation or other legal entity in which the Company directly or indirectly beneficially owns 100% of the voting securities of such entity, or (iii) any employee stock ownership plan or any other employee benefit plan of the Company or any wholly-owned subsidiary of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of fifty percent (50%) or otherwise, or because the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership.
10.	This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.

CONSOLIDATED GRAPHICS, INC. COMPENSATION COMMITTEE

Effective Date of Grant	By:

[DATE]	Joe R. Davis, Chief Executive Officer
Exercise Price: [$PRICE]	Authorized Representative
This Option has been accepted as of the above date by the undersigned, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above. I also hereby acknowledge receipt of the memorandum regarding Notice of Disqualifying Dispositions and the Consolidated Graphics, Inc. Prospectus dated October 22, 1998.

Name: [NAME]

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